UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2025

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Series A Liberty Formula One Common Stock	FWONA	The Nasdaq Stock Market LLC
Series C Liberty Formula One Common Stock	FWONK	The Nasdaq Stock Market LLC
Series A Liberty Live Common Stock	LLYVA	The Nasdaq Stock Market LLC
Series C Liberty Live Common Stock	LLYVK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 8, 2025, Liberty Media Corporation (the “Company”) and Liberty Live Holdings, Inc. (“Liberty Live Holdings”), a newly formed and wholly owned subsidiary of the Company, issued a joint press release (the “Press Release”) announcing that, assuming the requisite conditions to the previously announced redemptive split-off (the “Split-Off”) of Liberty Live Holdings are satisfied or waived, as applicable, the Company expects that the Company’s shares of Series A Liberty Live common stock (“LLYVA”) and Series C Liberty Live common stock (“LLYVK”) will cease trading on The Nasdaq Stock Market LLC (“Nasdaq”) and its shares of Series B Liberty Live common stock (“LLYVB”, and collectively with LLYVA and LLYVK, the “Liberty Live common stock”) will cease to be quoted on the OTC Markets, following market close on December 15, 2025.

The Company has notified Nasdaq of its intention to voluntarily delist from the Nasdaq Global Select Market and deregister the shares of LLYVA and LLYVK. The Company has also notified the OTC Markets of its intention to remove from quotation the shares of LLYVB. The Company expects that the shares of Liberty Live Holdings’ Series A Liberty Live Group common stock and Series C Liberty Live Group common stock will begin trading on the Nasdaq Global Select Market under the symbols “LLYVA” and “LLYVK”, respectively, and the shares of Liberty Live Holdings’ Series B Liberty Live Group common stock will be quoted on the OTC Markets under the symbol “LLYVB,” in each case, as of December 16, 2025.

Item 5.07. Submission of Matters to Vote of Security Holders.

At the Company’s special meeting of stockholders held on Friday, December 5, 2025 (the “Special Meeting”), the following proposals were considered and acted upon by the holders of LLYVA and LLYVB of the Company: (1) a proposal (the “Split-Off Proposal”) to approve the redemption by the Company of each outstanding share of LLYVA, LLYVB and LLYVK, for one share of the corresponding series of Liberty Live Group common stock of Liberty Live Holdings; and (2) a proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting by the Company from time to time to solicit additional proxies in favor of the Split-Off Proposal if there are insufficient votes at the time of such adjournment to approve the Split-Off Proposal or if otherwise determined by the chairperson of the Special Meeting to be necessary or appropriate. The number of votes cast for or against, as well as the number of abstentions and broker non-votes as to each proposal, are set forth below. Holders of record as of 5:00 p.m., New York City time, on Thursday, October 9, 2025, the Special Meeting record date, of LLYVA and LLYVB were entitled vote on the proposals as set forth below.

1.	The Split-Off Proposal

Entitled to Vote	Votes For	Votes Against	Abstentions	Broker Non-Votes
LLYVA, LLYVB	44,189,040	25,026	3,456	-

Accordingly, the Split-Off Proposal was finally approved.

2.	The Adjournment Proposal

Entitled to Vote	Votes For	Votes Against	Abstentions	Broker Non-Votes
LLYVA, LLYVB	43,842,368	360,977	14,177	-

Accordingly, the Adjournment Proposal was finally approved, but the meeting was not adjourned prior to the vote on the Split-Off Proposal.

Item 8.01 Other Events.

As previously disclosed in the Company’s definitive proxy statement filed on November 4, 2025 with the Securities and Exchange Commission, the Company is reattributing certain assets and liabilities between the Formula One Group and the Liberty Live Group (the “Reattribution”) in connection with the Split-Off. On December 3, 2025, the Company’s board of directors approved the final terms of the Reattribution. The businesses, assets and liabilities being reattributed from the Formula One Group to the Liberty Live Group, valued on a net asset basis at $421.7 million, consist of (i) the Company’s interests in QuintEvents, LLC and Meyer Shank Racing LLC and (ii) cash in the amount of approximately $171.7 million. The businesses, assets and liabilities being reattributed from the Liberty Live Group to the Formula One Group, valued on a net asset basis at $421.7 million, consist of the Company’s interests in Kroenke Arena Company, LLC, Overtime Sports, Inc. and Griffin Gaming Partners II, L.P. The Reattribution will become effective prior to the Split-Off at approximately 8:00 a.m., New York City time, on December 15, 2025.

On December 8, 2025, the Company and Liberty Live Holdings issued the Press Release announcing the results of the Special Meeting and announcing that, assuming the other conditions to the Split-Off are satisfied or waived, as applicable, the Split-Off will be completed and effective as of 4:05 p.m., New York City time, on December 15, 2025. The Press Release also announced that the Company’s board of directors approved the final terms of the Reattribution as described above.

The foregoing description is qualified in its entirety by reference to the full text of the press release, a copy of which is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 8, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2025

LIBERTY MEDIA CORPORATION

By:	/s/ Brittany A. Uthoff
	Name:	Brittany A. Uthoff
	Title:	Vice President and Assistant Secretary